Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 1 The hypothetical returns set forth above are for illustrative purposes only and may not be the actual total returns applicabl e t o a purchaser of the securities. You should read this document together with the accompanying preliminary terms describing the offering, including the overvie w o f the Underlying Shares and its historical performance, before you decide to invest. Contingent Buffer Equity Notes Linked to the SPDR ® S&P ® Bank ETF due November 23, 2016 Principal at Risk Securities The securities are designed for investors who seek to participate in the appreciation of the SPDR ® S&P ® Bank ETF at maturity and who anticipate that the Final Share Price will not be less than the Initial Share Price by more than 15%. Investors shou ld be willing to forgo interest and dividend payments and, if a Knock - Out Event occurs, meaning that the Final Share Price is less tha n the Initial Share Price by more than 15%, be willing to lose a significant portion or all of their principal based on the per for mance of the Underlying Shares over the term of the securities. If the Final Share Price is not less than the Initial Share Price by more than 15%, investors will receive the greater of (a) the Underlying Share Return and (b) the Contingent Minimum Return of 0%, subject to the Maximum Payment at Maturity. Unsecured obligations of Morgan Stanley maturing November 23, 2016 . Minimum purchase amount of $10,000. Minimum denominations of $1,000 and integral multiples thereof. The securities are expected to price on or about November 6, 2015 and are expected to settle on or about November 12, 2015. All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets. Fees and Commissions: J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A . will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive fr om sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliate s t hat will not exceed $10 per $1,000 principal amount of securities. Hypothetical Return on Securities Assuming an Initial Share Price of $35 Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333 - 200365 November 4, 2015 KEY TERMS Issuer: Morgan Stanley Underlying Shares: SPDR ® S&P ® Bank ETF Knock - Out Event: A Knock - Out Event occurs if the Final Share Price is less than the Initial Share Price by an amount greater than the Knock - Out Buffer Amount. Therefore, a Knock - Out Event will occur if the Final Share Price is less than the Knock - Out Level. Knock - Out Level: , which is 85% of the Initial Share Price Knock - Out Buffer Amount: 15% Payment at Maturity: If a Knock - Out Event HAS NOT occurred , you will receive a cash payment at maturity per security equal to $1,000 plus a return equal to $1,000 times the greater of (i) the Contingent Minimum Return and (ii) the Underlying Share Return, subject to the Maximum Payment at Maturity. If a Knock - Out Event HAS occurred , you will receive a cash payment at maturity that will reflect the percentage depreciation in the Share Closing Price on a 1 to 1 basis. Under these circumstances, your payment at maturity per $1,000 principal amount security will be calculated as follows: $1,000 + ($1,000 x Underlying Share Return) If a Knock - Out Event has occurred, you will lose a significant portion or all of your investment. There is no minimum payment at maturity and you could lose your entire investment. Contingent Minimum Return: 0% Maximum Payment at Maturity: $1,129 per security (112.90% of the stated principal amount) Share Closing Price: On any day, the share closing price of one Underlying Share times the Adjustment Factor on such date Underlying Share Return: Final Share Price – Initial Share Price Initial Share Price Initial Share Price: The Share Closing Price on the Pricing Date Final Share Price: The arithmetic average of the the Share Closing Price on each of the five Averaging Dates Averaging Dates: November 14, 2016, November 15, 2016, November 16, 2016, November 17, 2016 and November 18, 2016 Adjustment Factor: 1.0, subject to adjustment in the event of certain events affecting the Underlying Shares Maturity Date: November 23, 2016 Pricing Date: November 6, 2015 Issue Date: November 12, 2015 (3 business days after the Pricing Date) Listing: The securities will not be listed on any securities exchange. Estimated value on the Pricing Date: Approximately $964.50 per security, or within $10.00 of that estimate. See “Additional Terms Specific To The Securities” in the accompanying preliminary terms. CUSIP / ISIN: 61761JQ36 / US61761JQ364 KEY RISKS / CONSIDERATIONS • The securities do not guarantee any return of principal and do not pay any interest. You may lose some or all of your investment. • Any payments on the securities are subject to issuer credit risk. • The investor does not own the underlying shares and does not receive dividends or have any other rights that holders of the securities comprising the share underlying index would have. • Your maximum gain on the securities is limited by the maximum payment at maturity, regardless of any further appreciation of the underlying shares, which may be significant. • If the underlying index declines by more than the knock - out buffer amount, you will lose 1% for every 1% decline of the underlying index. • There may be no secondary market. Securities should be considered a hold - until - maturity product. • Additional risk factors can be found in the accompanying preliminary terms and the following pages of this document. Final Share Price Underlying Share Return Return on Securities $63.00 80.00% 12.90% $57.75 65.00% 12.90% $52.50 50.00% 12.90% $49.00 40.00% 12.90% $45.50 30.00% 12.90% $42.00 20.00% 12.90% $40.25 15.00% 12.90% $38.50 10.00% 10.00% $36.75 5.00% 5.00% $35.00 0.00% 0.00% $33.25 - 5.00% 0.00% $31.50 - 10.00% 0.00% $29.75 - 15.00% 0.00% $29.40 - 16.00% - 16.00% $28.00 - 20.00% - 20.00% $26.25 - 25.00% - 25.00% $24.50 - 30.00% - 30.00% $21.00 - 40.00% - 40.00% $17.50 - 50.00% - 50.00% $14.00 - 60.00% - 60.00% $10.50 - 70.00% - 70.00% $7.00 - 80.00% - 80.00% $3.50 - 90.00% - 90.00% $0.00 - 100.00% - 100.00%

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 2 Contingent Buffer Equity Notes Linked to the SPDR ® S&P ® Bank ETF due November 23, 2016 Principal at Risk Securities Risk Factors YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The terms of the securities differ from those of ordinary debt securities in that we do not guarantee to pay you any of the p rincipal amount of the securities at maturity and do not pay you interest on the securities. The return on the securities at maturity is linked to the performanc e o f the Underlying Shares. If the Final Share Price is less than the Initial Share Price by an amount greater than the Knock - Out Buffer Amount of 15%, a Knock - Out Event will have occurred, and you will be fully exposed to the depr eciation from the Initial Share Price to the Final Share Price. If a Knock - Out Event has occurred, the payment at maturity on each security will be significantly less than the stated principal amount of the securities and co nse quently, the entire principal amount of your investment is at risk. THE SECURITIES DO NOT PAY INTEREST — Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity . YOUR APPRECIATION POTENTIAL IS LIMITED — The appreciation potential of the securities will be limited by the Maximum Payment at Maturity. The payment at maturity wil l never exceed the Maximum Payment at Maturity even if the Final Share Price is substantially greater than the Initial Share Price . NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying Shares or securities composing the S&P Banks Select Industry Index would have . THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore you are sub j ect to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market valu e o f the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads cha rge d by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities . THE EQUITY SECURITIES INCLUDED IN THE SHARE UNDERLYING INDEX ARE CONCENTRATED IN THE BANKING SECTOR — The Underlying Shares track the performance of the S&P Banks Select Industry Index. Each of the equity securities included in the Share Underlying Index has been issued by a company whose business is associated with the banking sec tor. Because the value of the securities is determined based on the performance of the Underlying Shares, an investment in these securities will be concentrated in this sector. As a result, the value of the Secu rit ies may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly d ive rsified group of issuers. The stocks represented in the Share Underlying Index are issued by companies whose primary lines of business are directly ass oci ated with the banking sector. The performance of bank stocks may be affected by governmental regulation that may limit the amount and types of loans and other financial commitments that banks can make, the interest rat es and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit los ses resulting from financial difficulties of borrowers can negatively impact the banking sector. Banks may also be subject to severe price competition. The regional banking industry is highly competitive, and thus, failure to m ain tain or increase market share may adversely affect profitability . ADJUSTMENTS TO THE UNDERLYING SHARES OR TO THE S&P BANKS SELECT INDUSTRY INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIE S — The investment adviser to the SPDR ® S&P ® Bank ETF , SSgA Funds Management, Inc. (“ SSFM ”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S& P B anks Select Industry Index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the SPDR ® S&P ® Bank ETF . Any of these actions could adversely affect the price of the Underlying Shares and, consequently, the value of the securities. S&P Dow Jones Indices LLC (“S&P”) is responsible for calculating and maintaining the S&P Banks Select Indust ry Index. S&P may add, delete or substitute the stocks constituting the S&P Banks Select Industry Index or make other methodological changes that could change the value of the S&P Banks Select Industry Index. S&P may disco nti nue or suspend calculation or publication of the S&P Banks Select Industry Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparabl e t o the discontinued S&P Banks Select Industry Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates . THE UNDERLYING SHARES AND THE S&P BANKS SELECT INDUSTRY INDEX AR E DIFFERENT — The performance of the Underlying Shares may not exactly replicate the performance of the S&P Banks Select Industry Index bec ause the SPDR ® S&P ® Bank ETF will reflect transaction costs and fees that are not included in the calculation of the S&P Banks Select Industry Index. It is also possible that the SPDR ® S&P ® Bank ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the S&P Banks Select Industry Index due to the temporary una vailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the SPDR ® S&P ® Bank ETF and the S&P Banks Select Industry Index or due to other circumstances . THE ANTIDILUTION ADJUSTMENTS DO NOT COVER EVERY EVENT THAT COULD AFFECT THE SHAR ES OF THE SPDR ® S&P ® BANK ETF — MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the SPDR ® S&P ® Bank ETF . However, the calculation agent will not make an adjustment for every event that could affect the shares of the SPDR ® S&P ® Bank ETF . If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adve rse ly affected . THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IM PLI ED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORI GIN AL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will li kely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging - related costs that are included in the original issue price and borne by y ou and because the secondary market prices will reflect our secondary market credit spreads and the bid - offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors . The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lo wer rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be . However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted up on issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Under lyi ng Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 3 Contingent Buffer Equity Notes Linked to the SPDR ® S&P ® Bank ETF due November 23, 2016 Principal at Risk Securities Risk Factors THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM T HOS E OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market - standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to va lue the securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase yo ur securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot b e p redicted with accuracy, including our creditworthiness and changes in market conditions. See also “Many economic and market factors will impact the value of the securities” below. LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, tak ing into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining t o m aturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the secur iti es easily. Because we do not expect that other broker - dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securi tie s is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity. POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculat ion agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are po tentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that mig ht affect the value of the Underlying Shares and the securities. In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date. HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — One or more of our subsidiaries and/or third - party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or th e share underlying index), including trading in the Underlying Shares and in other instruments related to the Underlying Shares or the Share Underlying Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averag ing Dates approach. Some of our subsidiaries also trade the Underlying Shares or the stocks that constitute the Share Underlying Index and other financial instruments related to the Sha re Underlying Index on a regular basis as part of their general broker - dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentiall y increase the Initial Share Price, and, therefore, could increase the price at or above which the Underlying Shares must close on the Valuation Date so that investors do not suffer a signific ant loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the Valuation Date, could adversely affect th e Share Closing Price of the Underlying Shares on the Averaging Dates, and, accordingly, the amount of cash an investor will receive at maturity, if any. THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated. MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the value of the Underlying Shares on any day (especially in relation to the Knock - Out Level), the value of the securities will be affected by a number of economic and market factors that may either offset or mag nif y each other, including: • the price, especially in relation to the Knock - Out Level, and the actual or expected volatility of the Underlying Shares; • the time to maturity of the securities; • the dividend rates on the Underlying Shares and the common stocks underlying the Share Underlying Index; • interest and yield rates in the market generally; • geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and • our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads. • Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. F or example, you may have to sell your securities at a substantial discount from the stated principal amount if a Knock - Out Event is likely to ultimately occur in light of the then - current value of the Underlying Shares. • You cannot predict the future performance of the Underlying Shares based on their historical performance. We cannot guarante e t hat a Knock - Out Event will not occur, or that the Underlying Share Return will be positive so that you will receive at maturity an amount in excess of the principal amount of the securities. UNITED STATES FEDERAL TAX CONSEQUENCES — Please read the discussion of U.S. federal tax consequences, and any related risk factors, in the preliminary terms describin g t he terms of the securities.

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 4 Contingent Buffer Equity Notes Linked to the SPDR ® S&P ® Bank ETF due November 23, 2016 Principal at Risk Securities Important Information The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communicat ion relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. “Standard & Poor’s ® ”, “S&P ® ”, “S&P 500 ® ”, “SPDR ® ” and “SPDR ® Series Trust” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw - Hill Companies, In c. (“MGH”). The securities are not sponsored, endorsed, sold, or promoted by S&P, MGH or the Trust. S&P, MGH and the Trust make no representations or w arr anties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. S&P, MGH and the Trust have no obligation or liability in connection with the o per ation, marketing, trading or sale of the securities. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other government al agency, nor are they obligations of, or guaranteed by, a bank. The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, he rei nafter “Morgan Stanley”), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research Departments. This communication is a marketing communication and is not a research report, though it may refe r t o a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the vi ews of the author’s and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixed Income Research Departments or others in the Firm. Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do no t constitute, advice, including within the meaning of Section 975 of the Dodd - Frank Wall Street Reform and Consumer Protection Act. This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under app licable law) from Morgan Stanley with respect to an employee benefit plan or to any person acting as a Fiduciary for an employee benefit plan, or as a primary basis for any particular plan investment decision. These mat erials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect to their accuracy or completeness, and they may change without notice . M organ Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statemen ts or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or s hor t) in and effect transactions in securities of companies or trading strategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may en ter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such mod ifi cation or liquidation. Morgan Stanley acts as “prime broker” and lender for a number of hedge funds. As a result, Morgan Stanley may indirectly benefit from increases in investments in hedge funds. Unless stated otherwi se, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investment s a re subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and fin anc ial position. Where an investment is denominated in a currency other than the investor’s currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investme nt. The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assu mpt ions may have been made in this analysis which have resulted in any returns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a ma terial impact on any returns detailed. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may n ot be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and a cce ptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contai ned in this communication.